SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation

Planet Green Holdings Corporation	British Virgin Islands
Jianshi Technology Holding Limited	Hong Kong
Shanghai Xunyang Internet Technology Co. Ltd.	PRC

Variable Interest Entity	Place of Incorporation

Shanghai Xunyang Internet Technology Co. Ltd.	PRC
Beijing Green Foodstuff Co., Ltd.	PRC
Luotian Green Foodstuff Co., Ltd.	PRC
Shandong Greenpia Foodstuff Co., Ltd.	PRC
Taishan Muren Agriculture Co. Ltd.	PRC
Lorain Food (Shenzhen) Co., Ltd.	PRC